Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

LAURELLO TO LEAD SGH’S IPS BUSINESS

Milpitas, Calif. – June 29, 2023 – SMART Global Holdings, Inc. (“SGH” or “Company”) (Nasdaq: SGH) today announced an expanded role for Dave Laurello, formerly Stratus Technologies’ CEO, who will now lead the Company’s Intelligent Platform Solutions (“IPS”) business, which includes both Penguin Solutions and Stratus. Laurello joined the Company’s leadership team last year when SGH acquired Stratus; the acquisition closed in August 2022. SGH’s IPS group offers integrated platforms and services for high-performance, edge, and cloud computing.

“Dave has proven to be a valuable addition to our team since joining almost 12 months ago,” said SGH CEO Mark Adams. “His experience building and leading organizational teams serving large enterprise customers will help drive IPS on a go-forward basis.”

Laurello brings nearly 25 years of leadership experience to SGH’s IPS business. He has been instrumental in the success of Stratus, a leader in fault-tolerant and high-availability computing solutions for a broad range of industries. Prior to joining Stratus, he served as vice president and general manager of Converged Network Solutions for Lucent Technologies where he managed the business unit while overseeing engineering, product management, and marketing. Laurello has also held other executive positions, including senior engineering management roles at Ascend Communications and Digital Equipment Corporation. Additionally, he sits on the advisory board of the Manning School of Business at the University of Massachusetts Lowell.

“By leveraging the combined strengths of the Penguin and Stratus teams, we are positioning ourselves as an even stronger player in the markets of high-performance, edge, and cloud computing and managed services,” said Laurello, president of Intelligent Platform Solutions at SGH. “I’m excited and honored to lead our IPS team. We have a great opportunity before us, and this transition is a chance to reinforce our commitment to act with purpose, drive progress, and deliver results to our customers around the world.”

About SMART Global Holdings – SGH

At SGH, our companies are united by a drive to raise the bar, execute with discipline, and focus on what’s next for the technologies that support and advance the world. Across computing, memory, and LED lighting solutions, we build long-term strategic partnerships with our customers. Backed by a proven leadership team, we operate with excellence around the globe while unlocking new avenues of growth for our business and industry.

Learn more about us at SGHcorp.com.

Investor Contact

Suzanne Schmidt

Investor Relations

ir@smart.com

PR Contact

Valerie Sassani

VP Marketing & Communications

pr@sghcorp.com